SUPPLEMENT DATED MAY 7, 2001
(TO PROSPECTUS SUPPLEMENT DATED MARCH 26, 2001 TO PROSPECTUS DATED MARCH 26, 2001, AS SUPPLEMENTED BY THE SUPPLEMENT DATED APRIL 5, 2001)


                                  $250,071,320
                                  (APPROXIMATE)
                            IMPAC FUNDING CORPORATION
                                 MASTER SERVICER
                           IMPAC SECURED ASSETS CORP.
                                     COMPANY
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-2

         This Supplement revises the Prospectus Supplement dated March 26, 2001 to the Prospectus dated March 26, 2001, as supplemented by the Supplement dated April 5, 2001, with respect to the above-captioned certificates.

         The following statements in the Prospectus Supplement dated March 26, 2001 are modified as indicated below:

         1. The definition of "Class A Principal Distribution Amount" on page S-78 will be replaced with the following:

         For any applicable distribution date on or after the Stepdown Date as long as a Trigger Event has not occurred with respect to such distribution date, an amount equal to the excess (if any) of (x) the Certificate Principal Balance of the Class A Certificates other than the A-IO Certificates immediately prior to such distribution date over the lesser of (y) the aggregate Stated Principal Balance of the mortgage loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) multiplied by approximately 95.00% and (z) the amount, if any, by which (i) the aggregate Stated Principal Balance of the mortgage loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) exceeds (ii) 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

         2. The definition of "Class B Principal Distribution Amount" on page S-78 will be replaced with the following:

         For any applicable distribution date on or after the Stepdown Date as long as a Trigger Event has not occurred with respect to such distribution date, an amount equal to the excess (if any) of the sum of
         (w) the Certificate Principal Balance of the Class A Certificates other than the Class A-IO Certificates and the Certificate Principal Balance of the Class M-1 Certificates and the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the payment to the Class A, Class M-1 and Class M-2 Certificates on such distribution date) and (x) the Certificate Principal Balance of the Class B Certificates immediately pto such distribution date over the lesser of
         (y) the aggregate Stated Principal Balance of the mortgage loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related


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         Prepayment Period) multiplied by 99.00% and (z) the amount, if any, by which (i) the aggregate Stated Principal Balance of the mortgage loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) exceeds (ii) 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

         3. The definition of "Class M-1 Principal Distribution Amount" on page S-78 will be replaced with the following:

         For any applicable distribution date on or after the Stepdown Date as long as a Trigger Event has not occurred with respect to such distribution date, an amount equal to the excess (if any) of the sum of
         (w) the Certificate Principal Balance of the Class A Certificates other than the Class A-IO Certificates (after taking into account the payment of the Class A Principal Distribution Amount on such distribution date) and (x) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such distribution date over the lesser of (y) the aggregate Stated Principal Balance of the mortgage loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) multiplied by approximately 97.00% and (z) the amount, if any, by which (i) the aggregate Stated Principal Balance of the mortgage loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) exceeds (ii) 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

         4. The definition of "Class M-2 Principal Distribution Amount" on page S-79 will be replaced with the following:

         For any applicable distribution date on or after the Stepdown Date as long as a Trigger Event has not occurred with respect to such distribution date, an amount equal to the excess (if any) of the sum of
         (w) the Certificate Principal Balance of the Class A Certificates other than the Class A-IO Certificates and the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the payment to the Class A and the Class M-1 Certificates on such distribution date) and (x) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such distribution date over the lesser of (y) the aggregate Stated Principal Balance of the mortgage loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) multiplied by approximately 98.50% and (z) the amount, if any, by which (i) the aggregate Stated Principal Balance of the mortgage loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) exceeds (ii) 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.


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         5.  The definition of "Stepdown Date" on page S-86 will be replaced with the following:

         The earlier to occur of (i) the distribution date on which the aggregate Certificate Principal Balance of the Class A Certificates has been reduced to zero and (ii) the later to occur of (x) the distribution date occurring in April 2004 and (y) the first distribution date for which the aggregate Certificate Principal Balance of the Mezzanine Certificates and the Overcollateralization Amount divided by the aggregate Stated Principal Balance of the mortgage loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) is greater than or equal to 5.00%.

                           CREDIT SUISSE FIRST BOSTON
                                   UNDERWRITER